Exhibit 10.17

SECURITY AGREEMENT

From

PureCycle: Ohio LLC,
as Debtor

To

UMB BANK, N.A., as Trustee,
as Secured Party

Relating to and Securing:

$219,550,000 Southern Ohio Port Authority
Exempt Facility Revenue Bonds
(PureCycle Project),
Tax-Exempt Series 2020A

$20,000,000 Southern Ohio Port Authority
Subordinate Exempt Facility Revenue Bonds
(PureCycle Project),
Tax-Exempt Series 2020B

$10,000,000 Southern Ohio Port Authority
Subordinate Exempt Facility Revenue Bonds
(PureCycle Project),
Taxable Series 2020C

Dated October 7, 2020

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; CONSTRUCTION		1

1.1	Terms Defined in Indenture	1
1.2	Terms Defined in UCC	1
1.3	Definitions of Certain Terms Used Herein	1

ARTICLE II GRANT OF SECURITY INTEREST		4

ARTICLE III REPRESENTATIONS AND WARRANTIES		6

3.1	Title, Perfection and Priority	6
3.2	Type and Jurisdiction of Organization, Organizational and Identification Numbers	7
3.3	Principal Location	7
3.4	Collateral Locations	7
3.5	Deposit Accounts	7
3.6	Exact Names	7
3.7	Letter-of-Credit Rights and Chattel Paper	7
3.8	Accounts and Chattel Paper.	7
3.9	Inventory	8
3.10	Intellectual Property	8
3.11	Filing Requirements	9
3.12	No Financing Statements, Security Agreements	9
3.13	Pledged Collateral	9
3.14	Assigned Contracts	10

ARTICLE IV COVENANTS		10

4.1	General	10
4.2	Receivables	11
4.3	Inventory and Equipment.	12
4.4	Delivery of Instruments, Securities, Chattel Paper and Documents	13
4.5	Uncertificated Pledged Collateral	13
4.6	Pledged Collateral	14
4.7	Intellectual Property	14
4.8	Commercial Tort Claims	15
4.9	Letter-of-Credit Rights	16
4.10	Federal, State or Municipal Claims	16
4.11	No Interference	16
4.12	Insurance	16
4.13	Collateral Access Agreements	16
4.14	Deposit Account Control Agreements	16
4.15	Change of Name or Location; Change of Fiscal Year	16
4.16	Assigned Contracts	17

ARTICLE V EVENTS OF DEFAULT AND REMEDIES		17

5.1	Events of Default	17
5.2	Remedies	18
5.3	Debtor’s Obligations Upon Default	20
5.4	Grant of Intellectual Property License	20

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ARTICLE VI ACCOUNT VERIFICATION, ATTORNEY-IN-FACT, PROXY		21

6.1	Account Verification	21
6.2	Authorization for Secured Party to Take Certain Action	21
6.3	Proxy	22
6.4	Nature of Appointment; Limitation of Duty	22

ARTICLE VII COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS, DEPOSIT ACCOUNTS		23

7.1	Collection of Receivables	23
7.2	Covenant Regarding New Deposit Accounts	23
7.3	Application of Proceeds of Collateral	23

ARTICLE VIII GENERAL PROVISIONS		23

8.1	Waivers	23
8.2	Limitation on the Secured Party’s Duty with Respect to the Collateral	24
8.3	Compromises and Collection of Collateral	24
8.4	Secured Party Performance of Debtor Obligations	24
8.5	Specific Performance of Certain Covenants	25
8.6	Dispositions Not Authorized	25
8.7	No Waiver; Amendments; Cumulative Remedies	25
8.8	Limitation by Law; Severability of Provisions	25
8.9	Reinstatement	25
8.10	Benefit of Agreement	26
8.11	Survival of Representations	26
8.12	Taxes and Expenses	26
8.13	Headings	26
8.14	Termination	26
8.15	Entire Agreement	26
8.16	CHOICE OF LAW	26
8.17	CONSENT TO JURISDICTION	27
8.18	WAIVER OF JURY TRIAL	27
8.19	Indemnity	27
8.20	Counterparts	27
8.21	Lien Absolute	28
8.22	Release	28

ARTICLE IX NOTICES		29

9.1	Sending Notices	29
9.2	Change in Address for Notices	29

ARTICLE I		2

ii

EXHIBITS:

iii

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as it may be amended or modified from time to time, this “Security Agreement”) is made on October 7, 2020, by PureCycle: Ohio LLC, an Ohio limited liability company (the “Debtor”), in favor of UMB BANK, N.A., a national banking association (together with its successors in such capacity, the “Secured Party”), in its capacity as Trustee under the Indenture of Trust dated as of October 1, 2020 (the “Indenture”) executed with the Southern Ohio Port Authority (the “Issuer”), pursuant to which the Issuer will issue its $219,550,000 Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020A, its $20,000,000 Subordinate Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020B and its $10,000,000 Subordinate Exempt Facility Revenue Bonds (PureCycle Project), Taxable Series 2020C (the “Bonds”)

WITNESSETH:

WHEREAS, pursuant to the Indenture, the Issuer has issued the Bonds for the acquisition, construction, installation and equipping of the Project (as defined in the Indenture), in accordance with the terms of the Indenture;

WHEREAS, the proceeds of the Bonds will be loaned and disbursed to the Debtor under the terms of a Loan Agreement dated as of October 1, 2020 (as supplemented or amended from time to time, the “Loan Agreement”), by and between the Issuer and the Debtor; and

WHEREAS, it is a requirement under the Loan Agreement that the Debtor execute and deliver this Security Agreement.

Accordingly, the Debtor and the Secured Party, for the further benefit of the holders of the Bonds, hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1              Terms Defined in Indenture. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture. In the event of any conflicts between the provisions of this Security Agreement and the Indenture, the provisions of the Indenture shall control.

1.2              Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement or in the Indenture are used herein as defined in the UCC.

1.3              TSA Consent and Agreement. All of the terms and provisions herein shall be construed in accordance with, and the rights, remedies and obligations of the parties hereto shall be subject to, the terms of the TSA Consent and Agreement (defined below). To the extent any provisions hereof conflict with the TSA Consent and Agreement, the parties agree that the TSA Consent and Agreement shall control.

1.4              Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the recitals above, the following terms shall have the following meanings:

“Account Debtor”, “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Security” and “Supporting Obligations” each have the meanings ascribed to such terms in the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Assigned Contracts” means, collectively, all of the Debtor’s rights and remedies under, and all moneys and claims for money due or to become due to the Debtor under, all agreements and contracts to which Debtor is a party or of which it is a beneficiary (as amended, supplemented, or otherwise modified and in effect from time to time), including (i) all contracts, agreements, licenses, leases, franchises, land use permits, environmental permits, building permits, certificates of occupancy and service agreements required, entered into, obtained or received in connection with the construction, equipping, installation, operation, use, management and occupancy of the Project to which Debtor is a party or of which it is a beneficiary, including without limitation the items and documents set forth on Exhibit J – Assigned Contracts hereto, and (ii) any other material contracts, and any and all amendments, supplements, extensions, and renewals thereof, including all rights and claims of the Debtor now or hereafter existing:

(a)                under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements;

(b)                for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts;

(c)                to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or

(d)                to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Business Day” means a day other than a Saturday, Sunday, federal or state holiday in Ohio, or other day when federal or state chartered banks doing business in Ohio are ordered or permitted to be closed for the regular transaction of business over their respective teller counters.

“Closing Date” means the date of the issuance of the Bonds.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other consent executed by any third party (including any bailee, consignee (other than a purchaser purchasing Inventory on a sale or use or sale or return basis), customs broker, or other similar Person) in possession of any Collateral or any landlord for any real property where any Collateral is located for the benefit of Secured Party, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, whether registered or not, rights and interests in copyrights, whether registered or not, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all licenses of the foregoing, whether as licensee or licensor; (d) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (e) the right to sue for past, present, and future infringements of any of the foregoing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means an agreement among Debtor, a banking institution holding Debtor’s funds, and the Secured Party with respect to control of all deposits and balances held in a deposit account maintained by Debtor with such banking institution.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” means an event described in Section 5.1.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and/or to any Intellectual Property, whether published or unpublished, including Trade Secrets, Know-how, Patents, Copyrights, or Trademarks, whether as licensee or licensor, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Obligations” means the payment of the principal of, premium, if any, and interest payable on the Bonds and the payment of all amounts and performance of all the obligations of the Debtor contained in the Bond Documents, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now existing or hereafter arising, and any modifications, extensions or renewals thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all United States patents and patent applications; (b) all inventions and improvements described and/or claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, rights of priority to, and continuations-in-part thereof; (d) all licenses of the foregoing, whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Debtor, whether or not physically delivered to the Secured Party pursuant to this Security Agreement.

“Receivables” means the:

(a)                Accounts;

(b)                Chattel Paper;

(c)                Documents;

(d)                Investment Property;

(e)                Instruments; and

(f)                 any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Debtor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Debtor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Technology Sublicense Agreement” means that Technology Sublicense Agreement, by and between PureCycle Technologies LLC and the Debtor.

“TSA Consent and Agreement” means the Consent and Agreement executed and delivered by The Procter & Gamble Company, PureCycle Technologies LLC, PCTO Holdco LLC, Debtor and Secured Party relating to the collateral assignment of the Technology Sublicense Agreement to Secured Party.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Ohio or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Secured Party’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

The Debtor hereby pledges, assigns and grants to the Secured Party, for the benefit of itself and the holders of the Bonds, a security interest in all of its right, title and interest in, to and under all personal property and other assets, tangible or intangible, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Debtor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Debtor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Copyrights, Patents and Trademarks and all License rights of the Debtor therein;

(d)	all Documents;

(e)	all Equipment;

(f)	all Fixtures;

(g)	all General Intangibles and all of Debtor’s rights and remedies under, and all moneys and claims for money due or to become due to Debtor under, any Assigned Contracts;

(h)	all Goods;

(i)	all Instruments;

(j)	all Inventory;

(k)	all Investment Property;

(l)	all cash or cash equivalents, including (but not limited to) any cash held pursuant to an escrow agreement among the Debtor, Secured Party and a commercial banking institution;

(m)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(n)	all Deposit Accounts with any bank or other financial institution;

(o)	all Commercial Tort Claims;

(p)	all Assigned Contracts;

(q)	all property and interests in property of Debtor now or hereafter coming into the actual possession, custody or control of Secured Party or any of its agents (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise);

(r)	all additions and accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

(s)	all O&M and asset management agreements;

(t)	utility interconnection, service and maintenance agreements;

(u)	existing surveys related to the Project;

(v)	all change orders, operating instructions, and as-built surveys in connection with the Project and any Capital Additions;

(w)	equipment and performance warranties;

(x)	final engineering and design documentation;

(y)	all plans, specifications, drawings, purchase orders, reports and permits in connection with the Project and any Capital Additions;

(z)	shop, vendor and training manuals;

(aa)	operating procedures and programs, including those in connection with the operation and maintenance of the Facility and each Capital Addition;

(bb)	all payment and performance bonds and surety agreements in connection with the Project and any Capital Additions;

(cc)	project Fund requisitions and backup; and

(dd)	spare parts.

to secure the prompt and complete payment and performance of the Obligations.

Notwithstanding the foregoing, this Security Agreement shall not constitute a grant of a security interest in any of the following: (i) any property to the extent that a grant of a security interest in such property is prohibited by any Applicable Law or requires a consent solely to the extent not obtained of any Governmental Authority; provided that immediately after such consent is obtained or is no longer required, such property shall, automatically and without any further action by any party, be subject to the grant of a security interest under this Security Agreement; (ii) any lease, license, contract, property right or agreement to which the Debtor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Debtor or of any counterparty therein (including any United States intent-to-use trademark applications during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law) or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision) of any relevant jurisdiction or any other applicable law or principle of equity), provided that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clause (A) or (B) above; and (iii) equity interests in any foreign subsidiary if such action could reasonably be expected to result in adverse tax consequences currently or in the future to the parent or any subsidiary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Debtor represents and warrants to the Secured Party, for the benefit of itself and the holders of the Bonds, that:

3.1              Title, Perfection and Priority; Authority. The Debtor has good and valid rights in or the power to transfer the Collateral and title to the Collateral (or its rights therein as licensee or sublicensee in the Licenses) with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Secured Party, for the benefit of the holders of the Bonds, the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Debtor in the locations listed on Exhibit H, the Secured Party, for the benefit of the holders of the Bonds, will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e). No authorization, approval or other action by the Debtor, and no notice to or filing with, any Governmental Authority by the Debtor, that has not already been taken or made and which is in full force and effect, other than the filing of financing statements and except as may be required in connection with the disposition of Investment Property by laws affecting the offering and sale of securities generally, is required (i) for the grant by the Debtor of the security interest in the Collateral granted hereby, (ii) for the execution, delivery or performance of this Security Agreement by the Debtor; or (iii) for the exercise by the Secured Party of any of its rights or remedies hereunder.

3.2              Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of the Debtor, its state of organization, the organizational number issued to it by its state of organization and its Federal employer identification number are set forth on Exhibit A – Debtor’s Information and Collateral Locations.

3.3              Principal Location. The Debtor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit A – Debtor’s Information and Collateral Locations; the Debtor has no other places of business except those set forth in Exhibit A – Debtor’s Information and Collateral Locations.

3.4              Collateral Locations. All of Debtor’s locations where Collateral is located (other than Collateral temporarily in transit between such locations) are listed on Exhibit A – Debtor’s Information and Collateral Locations. All of said locations are owned by the Debtor as designated in Part VII(a) of Exhibit A – Debtor’s Information and Collateral Locations, except for locations (i) which are leased by the Debtor as lessee and designated in Part VII(b) of Exhibit A – Debtor’s Information and Collateral Locations, and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A – Debtor’s Information and Collateral Locations.

3.5              Deposit Accounts. All of the Debtor’s Deposit Accounts are listed on Exhibit B – Deposit Accounts.

3.6              Exact Names. The Debtor’s name in which it has executed this Security Agreement is the exact name as it appears in the Debtor’s organizational documents, as amended, as filed with the Debtor’s jurisdiction of organization. The Debtor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

3.7              Letter-of-Credit Rights and Chattel Paper. Exhibit C – Letter of Credit Rights lists all Letter-of-Credit Rights and Chattel Paper of the Debtor. All action by the Debtor necessary or reasonably requested by the Secured Party to protect and perfect the Lien of the Secured Party, for the benefit of the holders of the Bonds, on each item listed on Exhibit C – Letter of Credit Rights (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Secured Party, for the benefit of the holders of the Bonds, will have a fully perfected first priority security interest in the Collateral listed on Exhibit C – Letter of Credit Rights, subject only to Liens permitted under Section 4.1(e).

3.8              Accounts and Chattel Paper.

(a)               The names of the obligors, amounts owing, due dates and other material information with respect to the Accounts and Chattel Paper are and will be correctly stated in all records of the Debtor relating thereto and in all invoices with respect thereto furnished to the Secured Party by the Debtor from time to time. As of the time when each Account or each item of Chattel Paper arises, the Debtor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

(b)               With respect to Accounts, (i) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of the Debtor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (ii) there are no setoffs, claims or disputes existing or asserted with respect thereto and the Debtor has not made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by Debtor in the ordinary course of its business for prompt payment and disclosed to the Secured Party; (iii) to Debtor’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on the Debtor’s books and records and any invoices and statements with respect thereto; (iv) the Debtor has not received any notice of proceedings or actions which are threatened or pending against any Account Debtor which could reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition; and (v) the Debtor has no knowledge that any Account Debtor is unable generally to pay its debts as they become due.

(c)               In addition, with respect to all Accounts: (i) the amounts shown on all invoices and statements with respect thereto are actually and absolutely owing to the Debtor as indicated thereon and are not in any way contingent; and (ii) to the Debtor’s knowledge, all Account Debtors have the capacity to contract.

3.9              Inventory. With respect to any Inventory carried as such on Debtor’s financial statements: (a) such Inventory (other than Inventory temporarily in transit between such locations) is located at one of the Debtor’s locations set forth on Exhibit A – Debtor’s Information and Collateral Locations, or with respect to Inventory sold on a consignment, sale or return or sale or use basis, at the facility of the consignee or purchaser, (b) no Inventory (other than Inventory temporarily in transit between locations described in clause (a) of this Section 3.9 or Inventory sold on a consignment, sale or return or sale or use basis) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) the Debtor has good, indefeasible and merchantable title to such Inventory (other than the Inventory sold on a consignment, sale or use or sale or return basis, as to which it has the right to reclaim such Inventory what is not sold or used as provided in the applicable terms of sale) and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Secured Party, for the benefit of the holders of the Bonds or the rights of the purchasers purchasing on a consignment sale or return or sale or use basis, and except for Liens permitted under Section 4.1(e), (d) such Inventory is of good and merchantable quality, free from any material defects, (e) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory unless the interest of the Debtor as licensee in such license or intellectual property has been collaterally assigned to the Secured Party pursuant to the Loan Documents, (f) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder, and (g) the completion of manufacture, sale or other disposition of such Inventory by the Secured Party following and during the continuance of an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Debtor is a party or to which such property is subject.

3.10           Intellectual Property. The Debtor has no interest in, rights to, or title to, any Patent, Trademark, Copyright, trade secret, or any other intellectual property other than as set forth in Exhibit D – Intellectual Property Rights. This Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit H – Offices in Which Financing Statements Have Been Filed and, if applicable, the filing of this Security Agreement or a record thereof with the United States Copyright Office and/or the United States Patent and Trademark Office, fully perfected first priority security interest in favor of the Secured Party, for the benefit of the holders of the Bonds, on the Debtor’s interest in Patents, Trademarks and Copyrights constituting Collateral (subject to Liens permitted under Section 4.1(e)), such perfected security interests are enforceable as such as against any and all creditors of and purchasers from the Debtor; and all action necessary or reasonably requested by the Secured Party to protect and perfect the Lien of the Secured Party, for the benefit of the holders of the Bonds, on the Debtor’s interest in any Patents, Trademarks, Copyrights, trade secrets, or any other intellectual property shall have been duly taken.

3.11           Filing Requirements. None of the Equipment is covered by any certificate of title, except for the vehicles described in Part I of Exhibit E – Title Documents. None of the existing Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for: (a) the vehicles described in Part II of Exhibit E – Title Documents and (b) the interests in Patents, Trademarks and Copyrights held by the Debtor, as well as Licenses, and described in Exhibit D – Intellectual Property Rights. The legal description, county and street address of each property on which any Fixtures are located is set forth in Exhibit F – Fixtures, together with the name and address of the record owner of each such property.

3.12           No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Debtor as debtor has been filed or is of record in any jurisdiction except: (a) for financing statements or security agreements naming the Secured Party as the secured party, and (b) as permitted by Section 4.1(e).

3.13           Pledged Collateral.

(a)                Exhibit G – List of Pledged Collateral, Securities and Other Investment Property sets forth a complete and accurate list of all of the Pledged Collateral. The Debtor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit G – List of Pledged Collateral, Securities and Other Investment Property as being owned by the Debtor, free and clear of any Liens, except for the security interest granted to the Secured Party, for the benefit of the holders of the Bonds, hereunder and other Liens permitted under Section 4.1(e). The Debtor further represents and warrants that: (i) all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, is fully paid and non-assessable, (ii) with respect to any certificates delivered to the Secured Party representing an Equity Interest, either such certificates are Securities as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Debtor shall take steps to perfect the Secured Party’s security interest therein as a General Intangible, (iii) all Pledged Collateral held by a securities intermediary is covered by a control agreement among the Debtor, the securities intermediary and the Secured Party pursuant to which the Secured Party has Control, and (iv) all Pledged Collateral which represents Indebtedness owed to the Debtor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b)                In addition: (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to the Pledged Collateral or which obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, or filing with, any Governmental Authority or any other Person is required for the pledge by the Debtor of the Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by the Debtor, or for the exercise by the Secured Party of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c)                Except as set forth in Exhibit G – List of Pledged Collateral, Securities and Other Investment Property, the Debtor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral and none of the Pledged Collateral which represents Indebtedness owed to the Debtor is subordinated in right of payment to other Indebtedness or subject to the terms of a security agreement.

3.14           Assigned Contracts. With respect to each Assigned Contract.

(a)                Each Assigned Contract is in full force and effect with no defaults thereunder.

(b)                The Assigned Contracts constitute legal, valid and binding obligations of the other parties thereto enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally.

(c)                Debtor has not executed or granted any amendment or modification whatsoever to any of the Assigned Contracts, either orally or in writing, except as has been disclosed in the offering documents produced in connection with the issuance of the Bonds.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, the Debtor agrees that:

4.1               General.

(a)                Collateral Records. The Debtor will maintain complete and accurate books and records with respect to the Collateral in accordance with GAAP.

(b)                Authorization to File Financing Statements; Ratification. The Debtor shall file all appropriate financing statements necessary to perfect the security interest of the Secured Party in the Collateral. The Debtor hereby authorizes the Secured Party to file, and if requested will deliver to the Secured Party, at Debtor’s expense, all financing statements, continuation statements, applications for certificates of title, notices, affidavits and other documents and amendments thereto and take such other actions as may from time to time be reasonably requested by the Secured Party in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral, subject only to Liens permitted under Section 4.1(e), or, upon the occurrence and during the continuation of an Event of Default, for the purpose of transferring and delivering title to all or any part of the Collateral. Any financing statement filed by the Secured Party may be filed in any filing office in any UCC jurisdiction and may: (i) indicate the Collateral: (1) as all assets of the Debtor or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including: (A) whether the Debtor is an organization, the type of organization and any organization identification number issued to the Debtor, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Debtor also agrees to furnish any such information to the Secured Party promptly upon request. The Debtor also ratifies its authorization for the Secured Party to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c)                Further Assurances. The Debtor will, if so requested by the Secured Party, furnish to the Secured Party, as often as the Secured Party requests, statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Secured Party may reasonably request, all in such reasonable detail as the Secured Party may specify; provided that, in the absence of an Event of Default or any condition which, with the giving of notice or the passage of time, would become an Event of Default, the Debtor shall only be required to provide such written statements and schedules once per calendar year. The Debtor also agrees to take any and all actions necessary to defend title to the Collateral against all Persons and to defend the security interest of the Secured Party in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)                Disposition of Collateral. The Debtor will not sell, lease, assign, transfer or otherwise dispose of the Collateral, or any of Debtor’s right, title or interest therein, except for sales in the ordinary course of Debtor’s business and dispositions permitted pursuant to the terms of the Loan Agreement.

(e)                Liens. The Debtor will not create, incur, or suffer to exist any Lien on the Collateral, and will defend the Collateral against all such adverse claims, except: (i) the security interest created by this Security Agreement, and (ii) other Permitted Liens.

(f)                 Other Financing Statements. The Debtor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1(e). The Debtor acknowledges that it is not authorized to file any financing statement perfecting a security interest in the Collateral to any party other than the Secured Party or amendment or termination statement with respect to any financing statement without the prior written consent of the Secured Party, subject to the Debtor’s rights under Section 9-509(d)(2) of the UCC.

(g)                Locations. The Debtor will not: (i) maintain any Collateral (other than Collateral temporarily in transit between such locations) at any location other than those locations listed on Exhibit A – Debtor’s Information and Collateral Locations, (ii) otherwise change, or add to, such locations without first notifying Secured Party in writing (and in such event, the Debtor will concurrently therewith obtain a Collateral Access Agreement for each such location) and amend Exhibit A accordingly, or (iii) change its principal place of business or chief executive office from the location identified on Exhibit A – Debtor’s Information and Collateral Locations, other than as permitted by the Loan Agreement.

(h)                Compliance with Terms. The Debtor will perform and comply in all material respects with all obligations in respect of the Collateral and all agreements to which it is a party or by which it is bound relating to the Collateral.

4.2               Receivables.

(a)                Certain Agreements on Receivables. The Debtor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, so long as no Event of Default exists, the Debtor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b)                Collection of Receivables. Except as otherwise provided in this Security Agreement, the Debtor will collect and enforce, at the Debtor’s sole expense, all amounts due or hereafter due to the Debtor under the Receivables, including by taking any action with respect to such collection that Secured Party may reasonably request.

(c)                Delivery of Invoices. The Debtor will deliver to the Secured Party immediately upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Secured Party shall specify.

(d)                Disclosure of Counterclaims on Receivables. If: (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable, in each case in an amount greater than or equal to Fifty Thousand Dollars ($50,000), exists or (ii) if, to the knowledge of the Debtor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, for which the amount in controversy is greater than or equal to Fifty Thousand Dollars ($50,000), the Debtor will promptly disclose such fact to the Secured Party in writing. The Debtor shall send the Secured Party a copy of each credit memorandum in excess of Fifty Thousand Dollars ($50,000) promptly following the issuance thereof.

(e)                Chattel Paper. The Debtor shall take all steps necessary to grant the Secured Party Control of all electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act. The Debtor shall cause all Chattel Paper constituting Collateral to be clearly stamped or marked to indicate that such Chattel Paper is subject to a lien and security interest in favor of the Secured Party and deliver such Chattel Paper to the Secured Party.

(f)                 Notification to Account Debtors. Upon the occurrence and during the continuance of any Event of Default, the Debtor will promptly notify (and the Debtor hereby authorizes Secured Party so to notify) each Account Debtor in respect of any Receivable that such Collateral has been collaterally assigned to Secured Party, and that any payments due or to become due in respect of such Collateral are to be made directly to Secured Party or its designee. If requested by Secured Party after the occurrence and during the continuance of any Event of Default, the Debtor shall note the security interest of Secured Party on all records relative to any Receivables, including any invoice that evidences such Receivable.

(g)                Perfection of Accounts. The Debtor has taken and will take all actions necessary under the UCC to perfect its interest in any Receivables purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

4.3               Inventory and Equipment.

(a)                Maintenance of Goods. The Debtor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of the Debtor’s business and except for ordinary wear and tear in respect of the Equipment. The Debtor shall not permit any Inventory or Equipment in any material respect to be wasted, destroyed or used in violation of law.

(b)                Returned Inventory. If an Account Debtor returns any Inventory to the Debtor for which the purchase price was greater than or equal to Twenty-Five Thousand Dollars ($25,000) when no Event of Default exists, then the Debtor shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. The Debtor shall promptly report to the Secured Party any return involving an amount in excess of Twenty Five Thousand Dollars ($25,000). Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to the Debtor when an Event of Default exists, the Debtor, upon the request of the Secured Party, shall: (i) hold the returned Inventory in trust for the Secured Party; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Secured Party’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Secured Party’s prior written consent. All returned Inventory shall be subject to the Liens of the Secured Party, for the benefit of the holders of the Bonds, thereon.

(c)                Equipment. A list of the Equipment with a value in excess of Five Hundred Thousand Dollars ($500,000) that the Debtor expects to acquire in connection with the development, construction and completion of the Project is attached hereto as Exhibit K. The Debtor shall promptly inform the Secured Party of any additions to or deletions from the Equipment with a value in excess of Five Hundred Thousand Dollars ($500,000). The Debtor shall not permit any Equipment to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Secured Party does not have a Lien. The Debtor will not, without the Secured Party’s prior written consent, alter or remove any identifying symbol or number on any of the Debtor’s Equipment constituting Collateral.

(d)                Titled Vehicles. The Debtor will give the Secured Party notice of its acquisition of any vehicle or other item of Collateral with a value in excess of Fifty Thousand Dollars ($50,000) covered by a certificate of title and deliver to the Secured Party, upon request, the original of any such title certificate and provide and/or file all other documents or instruments necessary to have the Lien of the Secured Party noted on any such certificate or with the appropriate state office.

4.4               Delivery of Instruments, Securities, Chattel Paper and Documents. The Debtor will: (a) deliver to the Secured Party immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist), (b) hold in trust for the Secured Party upon receipt and promptly thereafter deliver to the Secured Party any Chattel Paper, Securities and Instruments constituting Collateral, (c) upon the Secured Party’s request, deliver to the Secured Party (and thereafter hold in trust for the Secured Party upon receipt and promptly deliver to the Secured Party) any Document evidencing or constituting Collateral, and (d) upon the Secured Party’s request, deliver to the Secured Party a duly executed amendment to this Security Agreement, in the form of Exhibit I – Amendment hereto (an “Amendment“), pursuant to which the Debtor will pledge such additional Collateral. The Debtor hereby authorizes the Secured Party to attach each Amendment to this Security Agreement and agrees that all additional Collateral set forth in such Amendments shall be considered to be part of the Collateral.

4.5               Uncertificated Pledged Collateral. The Debtor will permit the Secured Party from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Secured Party, for the benefit of the holders of the Bonds, granted pursuant to this Security Agreement and the rights of the Secured Party to foreclose, acquire, assume and obtain all economic ownership interests in the pledged membership or other equity interests in Debtor. The Debtor will take any commercially reasonable actions necessary to cause: (a) the issuers of uncertificated securities which are Pledged Collateral, and (b) any securities intermediary which is the holder of any Pledged Collateral, to cause the Secured Party to have and retain Control over such Pledged Collateral. Without limiting the foregoing, the Debtor will, with respect to Pledged Collateral held with a securities intermediary, use commercially reasonable efforts to cause such securities intermediary to enter into a control agreement with the Secured Party giving the Secured Party Control.

4.6               Pledged Collateral.

(a)                Changes in Capital Structure of Issuers. The Debtor will not: (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Liens permitted under Section 4.1(e) and sales of assets permitted pursuant to Section 4.1(d)) or merge or consolidate with any other entity, or (ii) vote any Pledged Collateral in favor of any of the foregoing.

(b)                Issuance of Additional Securities. The Debtor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to the Debtor.

(c)                Registration of Pledged Collateral. The Debtor will permit any registerable Pledged Collateral to be registered in the name of the Secured Party, for the benefit of the holders of the Bonds, or its nominee at any time at the option of the Secured Party.

(d)                Exercise of Rights in Pledged Collateral.

(i)                  Without in any way limiting the foregoing and subject to clause (ii) below, the Debtor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Security Agreement, the Indenture or any other Bond Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Secured Party in respect of the Pledged Collateral.

(ii)                The Debtor will permit the Secured Party or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice to the Debtor, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.

(iii)              So long as no Event of Default exists, the Debtor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral to the extent not in violation of the Indenture or the Loan Agreement.

4.7               Intellectual Property.

(a)                The Debtor has secured, and will secure all future, consents and approvals necessary or appropriate for the assignment to the Secured Party, for the benefit of the holders of the Bonds, of any License held by the Debtor and to enforce the security interests granted hereunder.

(b)                The Debtor shall notify the Secured Party promptly if it knows or has reason to know that any application or registration relating to any Patent, Trademark, Copyright, trade secret, or any other intellectual property (now or hereafter existing), could reasonably be expected to become abandoned, expired or otherwise dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Debtor’s ownership of any Patent, Trademark, Copyright, trade secret, or any other intellectual property, its right to register the same, or to keep and maintain the same.

(c)                In no event shall the Debtor, either directly or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving the Secured Party prior written notice thereof, and the Debtor shall execute and deliver any and all security agreements as are necessary or as the Secured Party may reasonably request to evidence the first priority security interest of the Secured Party, for the benefit of the holders of the Bonds (subject to Liens permitted under Section 4.1(e)), on such Patent, Trademark or Copyright, and the General Intangibles of the Debtor relating thereto or represented thereby.

(d)                The Debtor shall take all actions necessary or reasonably requested by the Secured Party to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless the Secured Party shall determine in its reasonable discretion that such Patent, Trademark or Copyright is not material to the conduct of Debtor’s business or operations. The Secured Party shall be under no obligation to make such determination.

(e)                The Debtor shall, unless it shall reasonably determine that such Patent, Trademark, Copyright, trade secret, or any other intellectual property is not material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as legally required or as the Secured Party shall reasonably deem appropriate under the circumstances to protect such Patent, Trademark, Copyright, trade secret or other intellectual property. In the event that the Debtor institutes suit because any of the Patents, Trademarks, Copyrights, trade secrets, or any other intellectual property constituting Collateral is infringed upon, or misappropriated or diluted by a third party, the Debtor shall comply with Section 4.8.

(f)                 Without in any respect limiting the generality of the foregoing, the Debtor agrees that it will, at its cost and expense, execute, acknowledge, and deliver to Secured Party an assignment of those registrations and recordings of and applications for Copyrights in the United States Copyright Office and those Trademarks and Patents in the United States Patent and Trademark Office which are material to the business of the Debtor and the goodwill of the business in connection with which each of such Trademarks are used and which is symbolized by such Trademarks, and appropriate for recording in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, in the event Debtor determines or receives notice by reason of one or more changes in or clarifications of applicable statutes or regulations or judicial decisions occurring after the date hereof, and/or the discovery of existing legal precedent or authority not previously considered by Secured Party, that the recording of such an assignment or assignments in such offices is necessary to create, perfect or preserve a lien upon, security interest in, or collateral assignment of such Copyrights, Patents and Trademarks that is valid against subsequent purchasers, lienholders, secured parties, or assignees under the UCC and such assignment will not adversely affect the Debtor’s rights to use such Copyrights, Patents and Trademarks in its business and protect them from infringement.

4.8               Commercial Tort Claims. The Debtor shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Secured Party of any Commercial Tort Claim acquired by it and, unless the Secured Party otherwise consents (which consent shall be based upon the written direction of the Majority Holders), the Debtor shall enter into an amendment to this Security Agreement, in the form of Exhibit I – Amendment hereto, granting to Secured Party, for the benefit of the holders of the Bonds, a first priority security interest in such Commercial Tort Claim (subject to Liens permitted under Section 4.1(e)).

4.9               Letter-of-Credit Rights. If the Debtor is or becomes the beneficiary of a letter of credit, the Debtor shall promptly, and in any event within five (5) Business Days after becoming a beneficiary, notify the Secured Party thereof and, to the extent there shall exist an Event of Default, cause the issuer and/or confirmation bank to: (i) consent to the assignment of any Letter-of-Credit Rights to the Secured Party, and (ii) agree to direct all payments thereunder to a Deposit Account at the Secured Party or subject to a Deposit Account Control Agreement for application to the Obligations, in accordance with the Loan Agreement, all in form and substance reasonably satisfactory to the Secured Party.

4.10           Federal, State or Municipal Claims. The Debtor will promptly notify the Secured Party of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by Federal, state or municipal law.

4.11           No Interference. The Debtor agrees that it will not interfere with any right, power and remedy of the Secured Party provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Secured Party of any one or more of such rights, powers or remedies.

4.12           Insurance. In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the Debtor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by Debtor within a “Special Flood Hazard Area”). Any insurance required by this Section shall name the Secured Party as additional insured. The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended. All premiums on such insurance shall be paid when due by the Debtor, and copies of the policies delivered to the Secured Party. If the Debtor fails to obtain any insurance as required by this Section, the Secured Party may obtain such insurance at the Debtor’s expense. This insurance may, but need not, protect such Debtor’s interests. The coverage that the Secured Party purchases may not pay any claim that such Debtor makes or any claim that is made against such Debtor in connection with the Collateral. Debtor may later cancel any insurance purchased by the Secured Party, but only after providing the Secured Party with evidence that such Debtor has obtained insurance as required by this Security Agreement. If the Secured Party purchases insurance for the Collateral, the Debtor will be responsible for the costs of that insurance, including interest and any other charges the Secured Party may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Debtor’s total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance Debtor may be able to obtain on its own. By purchasing such insurance, the Secured Party shall not be deemed to have waived any Event of Default arising from the Debtor’s failure to maintain such insurance or pay any premiums therefor.

4.13           Collateral Access Agreements. The Debtor shall use its commercially reasonable best efforts to obtain a Collateral Access Agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location.

4.14           Deposit Account Control Agreements. The Debtor will provide to the Secured Party a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of the Debtor as set forth in this Security Agreement.

4.15           Change of Name or Location; Change of Fiscal Year. The Debtor shall not: (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, in accordance with the provisions of the Loan Agreement and unless the Secured Party shall have received at least thirty (30) days’ prior written notice of such change and unless the Debtor has taken all action necessary to maintain the perfection of the liens on the collateral created hereunder.

4.16           Assigned Contracts. Debtor shall deliver to the Secured Party on or before the date hereof, a Consent and Agreement, in the form attached hereto as Exhibit L, for all Assigned Contracts. The Debtor shall fully perform all of its obligations under each of the Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment; provided, however, that the Debtor shall not take any action or fail to take any action with respect to the Assigned Contracts which would cause the termination of an Assigned Contract. Without limiting the generality of the foregoing, the Debtor shall take all action necessary or appropriate to permit, and shall not take any action which would have any material adverse effect upon, the full enforcement of all indemnification rights under the Assigned Contracts. The Debtor shall notify the Secured Party in writing, promptly after the Debtor becomes aware thereof, of any event or fact which could reasonably be expected to give rise to a material claim by it for indemnification under any of the Assigned Contracts, and shall diligently pursue such right and report to the Secured Party on all further developments with respect thereto. If the Debtor shall fail to pursue diligently any right under the Assigned Contracts set forth on Exhibit J, or if an Event of Default then exists with respect to all Assigned Contracts, the Secured Party may directly enforce such right in its own or the Debtor’s name and may enter into such settlements or other agreements with respect thereto as the Secured Party shall determine. In any suit, proceeding or action brought by the Secured Party under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Debtor shall indemnify and hold the Secured Party and its officers, directors, employees, agents and attorneys harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by the Debtor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Debtor to or in favor of such obligor or its successors. All such obligations of the Debtor shall be and remain enforceable only against the Debtor and shall not be enforceable against the Secured Party. Notwithstanding any provision hereof to the contrary, the Debtor shall at all times remain liable to observe and perform all of its duties and obligations under the Assigned Contracts, and the Secured Party’s exercise of any of its rights with respect to the Collateral shall not release the Debtor from any of such duties and obligations. The Secured Party shall not be obligated to perform or fulfill any of the Debtor’s duties or obligations under the Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property. The Debtor agrees to additionally execute and deliver any additional assignments deemed necessary by the Secured Party to additionally confirm the assignment to the Secured Party of any Assigned Contracts. The Debtor will promptly after demand reimburse the Secured Party for any payment made or any expense incurred by the Secured Party in connection with such performance in accordance with Section 8.4 of this Security Agreement. Such payments and expenses shall constitute a part of the Obligations and shall bear interest at the Default Rate.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

5.1               Events of Default. The following shall constitute an “Event of Default” hereunder:

(a)                The Debtor shall have made a material representation herein, which proves to have been false and misleading as of the time such statement was made.

(b)                The failure by the Debtor to observe and perform any covenant, condition or agreement hereunder on its part to be observed or performed.

(c)                The occurrence of any “Event of Default” under the Indenture or the Loan Agreement shall constitute an Event of Default hereunder.

5.2               Remedies.

(a)                Upon the occurrence and during the continuance of an Event of Default, the Secured Party may exercise any or all of the following rights and remedies:

(i)                  by written or telegraphic notice to the Debtor, declare all of the Obligations to be immediately due and payable;

(ii)                those rights and remedies provided in this Security Agreement, the Indenture, the Loan Agreement or any other Bond Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Secured Party prior to an Event of Default otherwise stated herein;

(iii)              those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other Applicable Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iv)               give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(v)                without notice (except as specifically provided in Section 8.1 or elsewhere herein or required by Applicable Law), demand or advertisement of any kind to Debtor or any other Person, enter the premises of the Debtor where any Collateral is located (through self-help and without judicial process) to collect, demand, receive, give acquittance for, assemble, process, appropriate, sell, transfer, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Debtor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Secured Party may deem commercially reasonable; and

(vi)               concurrently with written notice to the Debtor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Secured Party, for the benefit of the holders of the Bonds, was the outright owner thereof.

(b)                The Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)                The Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by Applicable Law, upon any such private sale or sales, to purchase for the benefit of the Secured Party, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Debtor hereby expressly releases.

(d)                Until the Secured Party is able to effect a sale, lease, or other disposition of Collateral, the Secured Party shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or its value or for any other purpose deemed appropriate by the Secured Party, including without limitation, the payment of any royalty, maintenance or other fee related to a license or sublicense of intellectual property. The Secured Party may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Secured Party’s remedies, with respect to such appointment without prior notice or hearing as to such appointment.

(e)                Notwithstanding the foregoing, the Secured Party shall not be required to: (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Debtor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)                 The Debtor recognizes that the Secured Party may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. The Debtor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Secured Party shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Debtor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Debtor and such issuer would agree to do so.

(g)                Upon any sale of Collateral permitted hereunder, the Secured Party shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind, stay or appraisal which the Debtor has or may have under any Law now existing or hereafter adopted. The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in the case of a private sale, state the day after which such sale may be consummated, and (3) contain any such other information as the Secured Party deems necessary to comply with the requirements of Section 9-613 of the UCC, including without limitation (a) a description of the Debtor and the Secured Party, (b) a description of the Collateral that is to be so sold, (c) method of intended disposition, and (d) a statement that the Debtor is entitled to an accounting. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Secured Party may fix in the notice of such sale. The Secured Party shall not be obligated to make any such sale pursuant to any such notice. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the selling price is paid by the purchaser thereof, but the Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose its security interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. The expenses of retaking, holding, preparing for sale, selling and the like, and reasonable attorneys’ fees and expenses incurred by the Secured Party, may be paid from the proceeds of the disposition.

5.3               Debtor’s Obligations Upon Default. Upon the request of the Secured Party after the occurrence and during the continuance of an Event of Default, the Debtor will:

(a)                assemble and make available to the Secured Party the Collateral and all books and records relating thereto at any place or places specified by the Secured Party, whether at the Debtor’s premises or elsewhere;

(b)                permit the Secured Party, by the Secured Party’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Debtor for such use and occupancy;

(c)                prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Secured Party may request, all in form and substance satisfactory to the Secured Party, and furnish to the Secured Party, or cause an issuer of Pledged Collateral to furnish to the Secured Party, any information regarding the Pledged Collateral in such detail as the Secured Party may specify; and

(d)                take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Secured Party to consummate a public sale or other disposition of the Pledged Collateral.

5.4               Grant of Intellectual Property License. For the purpose of enabling the Secured Party, for the benefit of the holders of the Bonds, to exercise the rights and remedies under this Article V at such time as the Secured Party shall be lawfully entitled to exercise such rights and remedies, the Debtor hereby: (a) grants to the Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by the Debtor but with respect to rights of Debtor under the Technology Sublicense Agreement, only to the extent permitted by the TSA Consent and Agreement and only so long as Secured Party complies with the terms and conditions of the TSA Consent and Agreement, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and (b) irrevocably agrees that upon reasonable advance notice to the Debtor, the Secured Party may sell any of the Debtor’s Inventory manufactured or processed by Debtor during the term of the Technology Sublicense Agreement and any other applicable patent and trademark sublicense to Debtor or applicable sell off period thereunder, directly to any Person, including without limitation Persons who have previously purchased the Debtor’s Inventory from the Debtor and in connection with any such sale or other enforcement of the Secured Party’s rights under this Security Agreement, may sell during the term of the Technology Sublicense Agreement and any other patent or trademark sublicense to Debtor and applicable sell off period thereunder such Inventory which bears any Trademark owned by or licensed or sublicensed to the Debtor for use in manufacturing, processing, marketing or selling reprocessed waste plastics during the terms of such sublicenses and any such Inventory that is covered by any Copyright owned by or licensed to the Debtor for exploitation during the term of said patent and trademark sublicenses to Debtor, and the Secured Party may finish any work in process and affix any Trademark being used by Debtor at such time on Inventory of like grade and type owned by or licensed to the Debtor for such purpose and sell such Inventory as provided herein.

ARTICLE VI

ACCOUNT VERIFICATION, ATTORNEY-IN-FACT, PROXY

6.1               Account Verification. Upon the occurrence and during the continuance of an Event of Default, the Secured Party, for the benefit of the holders of the Bonds, may, at any time, in the Secured Party’s own name, in the name of a nominee of the Secured Party, or in the name of the Debtor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of the Debtor, parties to contracts with the Debtor and obligors in respect of Instruments of the Debtor to verify with such Persons, to the Secured Party’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2               Authorization for Secured Party to Take Certain Action.

(a)                The Debtor irrevocably authorizes the Secured Party at any time and from time to time in the sole discretion of the Secured Party and appoints the Secured Party as its attorney in fact: (i) to execute on behalf of the Debtor as debtor and to file financing statements necessary or desirable in the Secured Party’s sole discretion to perfect and to maintain the perfection and priority of the Secured Party’s security interest in the Collateral, (ii) during the continuance of an Event of Default, to endorse any notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage and collect any cash proceeds of the Collateral, (iii) to file a photocopy or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement in such offices as the Secured Party in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Secured Party’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Secured Party Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Secured Party to the Obligations as provided in Section 7.3 hereof, (vi) during the continuance of an Event of Default, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) during the continuance of an Event of Default, to contact Account Debtors for any reason, including, without limitation, to notify such Account Debtor to make payment directly to Secured Party of any amounts due or to become due, to enforce any Receivable, to surrender, release or exchange all or any part thereof, or to compromise or extend or renew for any period any indebtedness thereunder or evidenced thereby, (viii) during the continuance of an Event of Default, to demand payment or enforce payment of the Receivables in the name of the Secured Party or the Debtor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) during the continuance of an Event of Default, to sign the Debtor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Debtor, assignments and verifications of Receivables, (x) during the continuance of an Event of Default, to exercise all of the Debtor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables, (xii) during the continuance of an Event of Default, to settle, adjust, compromise, prosecute or defend any legal proceedings or action in connection with the Collateral, (xiii) during the continuance of an Event of Default, to prepare, file and sign the Debtor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of the Debtor, (xiv) during the continuance of an Event of Default, to prepare, file and sign the Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) during the continuance of an Event of Default, to change the address for delivery of mail addressed to the Debtor to such address as the Secured Party may designate and to receive, open and dispose of all mail addressed to the Debtor, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and the Debtor agrees to reimburse the Secured Party on demand for any payment made or any reasonable expense incurred by the Secured Party in connection with any of the foregoing; provided that this authorization shall not relieve the Debtor of any of its obligations under this Security Agreement, the Indenture, the Loan Agreement, or any other Bond Document.

(b)                All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Secured Party, under this Section 6.2 are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party agrees that, except for the powers granted in Section 6.2(a)(i), Section 6.2(a)(iii)-(v) and Section 6.2(a)(xvi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing and notice of such Event of Default shall have been given to the Debtor.

6.3               Proxy. THE DEBTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SECURED PARTY AS THE PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) OF THE DEBTOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE SECURED PARTY AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4               Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE SECURED PARTY AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE SECURED PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS, DEPOSIT ACCOUNTS

7.1               Collection of Receivables. On or before the Closing Date, the Debtor shall execute and deliver to the Secured Party any Deposit Account Control Agreements for each Deposit Account maintained by the Debtor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited, which Deposit Accounts are identified as such on Exhibit B – Deposit Accounts. After the Closing Date, the Debtor will comply with the terms of Section 7.2.

7.2               Covenant Regarding New Deposit Accounts. Before opening or replacing any Deposit Account, the Debtor shall: (a) obtain the Majority Holders’ consent in writing to the opening of such Deposit Account, and (b) cause each bank or financial institution in which it seeks to open a Deposit Account to enter into a Deposit Account Control Agreement with the Secured Party in order to give the Secured Party Control of such Deposit Account.

7.3               Application of Proceeds of Collateral. Any proceeds of Collateral shall be applied as set forth in Section 8.05 of the Indenture. The Debtor shall pay to the Secured Party on demand any and all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred or paid by the Secured Party in protecting the Collateral or the existence, perfection or priority of the Secured Party’s security interest therein.

ARTICLE VIII

GENERAL PROVISIONS

8.1               Waivers. To the extent such notice may not be waived under Applicable Law, any notice made shall be deemed reasonable (including under Section 9-612(a) of the UCC) if sent to the Debtor, addressed as set forth in Article IX, at least ten (10) days prior to: (i) the date of any public sale, or (ii) the time after which any private sale or other disposition may be made. To the maximum extent permitted by Applicable Law, the Debtor waives all claims, damages, and demands against the Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Debtor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Debtor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by Applicable Law) of any kind in connection with this Security Agreement or any Collateral.

8.2               Limitation on the Secured Party’s Duty with Respect to the Collateral. The Secured Party shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. The Secured Party shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. The Secured Party shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that Applicable Law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, the Debtor acknowledges and agrees that it is commercially reasonable for the Secured Party: (i) to fail to incur expenses deemed significant by the Secured Party to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Applicable Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Debtor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Secured Party against risks of loss, collection or disposition of Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral. The Secured Party shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests granted or created hereunder in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Secured Party shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Security Agreement by the Debtor. The Debtor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Secured Party would be commercially reasonable in the Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to the Debtor or to impose any duties on the Secured Party that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3               Compromises and Collection of Collateral. The Debtor and the Secured Party recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Debtor agrees that the Secured Party may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Secured Party in its reasonable judgment shall determine or abandon any Receivable, and any such action by the Secured Party shall be commercially reasonable so long as the Secured Party acts in good faith based on information known to it at the time it takes any such action.

8.4               Secured Party Performance of Debtor Obligations. Without having any obligation to do so, if an Event of Default has occurred and is continuing, the Secured Party may perform or pay any obligation which the Debtor has agreed to perform or pay in this Security Agreement and the Debtor shall reimburse the Secured Party for any amounts paid by the Secured Party pursuant to this Section 8.4. The Debtor’s obligation to reimburse the Secured Party pursuant to the preceding sentence shall be an Obligation payable on demand.

8.5               Specific Performance of Certain Covenants. The Debtor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 5.3, or 8.6 or in Article VII will cause irreparable injury to the Secured Party, for the benefit of the holders of the Bonds, that the Secured Party has no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Secured Party to seek and obtain specific performance of other obligations of the Debtor contained in this Security Agreement, that the covenants of the Debtor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Debtor.

8.6               Dispositions Not Authorized. The Debtor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between the Debtor and the Secured Party or other conduct of the Secured Party, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Secured Party unless such authorization is in writing signed by the Secured Party.

8.7               No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by or on behalf of the Secured Party and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Secured Party until the Obligations have been paid in full. Pursuit by the Secured Party of certain judicial or other remedies shall not abate nor bar resort to other remedies with respect to the Collateral, and pursuit of certain remedies with respect to all or some of the Collateral shall not bar other remedies with respect to the Obligations or to other portions of the Collateral.

8.8               Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any provision of Applicable Law, and all the provisions of this Security Agreement are intended to be subject to all mandatory provisions of Applicable Law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.9               Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Debtor for liquidation or reorganization, should the Debtor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Debtor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, are, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10           Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Debtor, the Secured Party (for the benefit of itself and the holders of the Bonds), and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Debtor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Secured Party. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Secured Party, for the benefit of the holders of the Bonds, hereunder. If at any time or times by assignment or otherwise the Secured Party transfers any of the Collateral, such transfer shall carry with it the Secured Party’s power and rights under this Security Agreement with respect to the Collateral transferred and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer. If and to the extent the Secured Party retains any other Collateral, the Secured Party will continue to have the rights and powers herein set forth with respect thereto.

8.11           Survival of Representations. All representations and warranties of the Debtor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12           Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or state authorities in respect of this Security Agreement shall be paid by the Debtor promptly as they become due and payable, together with interest and penalties, if any. The Debtor shall reimburse the Secured Party for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Secured Party) paid or incurred by the Secured Party in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Debtor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Debtor. Such expenses of the Secured Party may be deducted from the proceeds of any sale of the Collateral, and any residue of any proceeds of such collection or sale shall be applied to the payment of the Obligations in accordance with the terms of the Loan Agreement and the Indenture, and the Debtor shall remain fully liability for any deficiency.

8.13           Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14           Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until: (i) each of the Indenture and the Loan Agreement have terminated pursuant to their express terms, and (ii) all of the Obligations (other than obligations that by their terms survive and with respect to which no claim has been made) have been paid and performed in full and no commitments which would give rise to any Obligations are outstanding.

8.15           Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Debtor and the Secured Party, for the benefit of the holders of the Bonds, relating to the Collateral and supersedes all prior agreements and understandings between the Debtor and the Secured Party, for the benefit of the holders of the Bonds, relating to the Collateral.

8.16           CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OHIO, WITHOUT REFERENCE TO CONFLICTS OF LAWS; provided, however, to the extent that the creation, validity, perfection, enforceability or priority of any lien or security interest, or the rights and remedies with respect to any lien or security, or any Collateral IS governed by the Laws of a jurisdiction other than the State of OHIO, then the Laws of such jurisdiction shall govern, except as superseded by applicable United States federal law.

8.17           CONSENT TO JURISDICTION. THE DEBTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR STATE COURT SITTING IN OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER BOND DOCUMENT AND THE DEBTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE SECURED PARTY TO BRING PROCEEDINGS AGAINST THE DEBTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE DEBTOR AGAINST THE SECURED PARTY OR ANY AFFILIATE OF THE SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER BOND DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN OHIO.

8.18           WAIVER OF JURY TRIAL. THE DEBTOR AND THE SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER BOND DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.19           Indemnity. The Debtor hereby agrees to indemnify the Secured Party, and its successors, assigns, officers, directors, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Secured Party is a party thereto) imposed on, incurred by or asserted against the Secured Party, or its successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Secured Party or the Debtor, and any claim for infringement or misappropriation of any Patent, Trademark, Copyright, trade secret, or any other intellectual property), in any case, except to the extent arising from the gross negligence or willful misconduct of such Person or a violation by such Person of Applicable Law.

8.20           Counterparts. This Security Agreement may be executed (manually, electronically or digitally) in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart. Transmission by telefax or attachment to an email or other digital or electronic means of a copy of an executed counterpart or copy of an executed counterpart signature page shall constitute delivery of the executed counterpart for all purposes.

8.21           Lien Absolute. All rights of the Secured Party hereunder, and all obligations of Debtor hereunder, shall be absolute and unconditional irrespective of:

(a)                any lack of validity or enforceability of the Indenture, the Loan Agreement, any other Bond Document or any other agreement or instrument governing or evidencing any Obligations;

(b)                any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, the Loan Agreement, any other Bond Document or any other agreement or instrument governing or evidencing any Obligations;

(c)                any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(d)                the insolvency of any Person; or

(e)                any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Debtor.

8.22           Release. The Debtor consents and agrees that the Secured Party may at any time, or from time to time, in its discretion, exchange, release and/or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Secured Party in connection with all or any of the Obligations; all in such manner and upon such terms as the Secured Party may deem proper, and without notice to or further assent from the Debtor, it being hereby agreed that the Debtor shall be and remain bound upon this Security Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Indenture, the Loan Agreement, or any other agreement governing any Obligations.

8.23       Rights and Protections of Secured Party as Trustee. This Security Agreement is for the benefit of Secured Party acting in its capacity as the Trustee under the Indenture. Secured Party shall be entitled to all of the same rights, benefits, privileges, immunities, disclaimers, exculpations, indemnitees and protections with respect to any action or omission as Secured Party hereunder as are set forth in the Indenture with respect to actions or omissions of the Trustee thereunder, and this Security Agreement shall secure all obligations and liabilities owing to Secured Party as Trustee under the Indenture. Secured Party may rely (and shall be fully protected in so relying) on the direction of the Majority Holders with respect to any action taken or the exercise of any right, remedy or discretion or the giving of any consent or approval as Secured Party under this Security Agreement, and this Security Agreement may refrain from giving any consent, approval, or direction, from making any demand, or from taking any other action or exercising any remedy, unless and until directed to do so by the Majority Holders and receipt of indemnification satisfactory to it as and to the extent provided under the Indenture.

ARTICLE IX

NOTICES

9.1               Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent by United States mail, telecopier, electronic mail, personal delivery or nationally established overnight courier service, and shall be deemed received: (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail notices, or (b) when sent, if sent by telecopier or electronic mail (except that, if not given during the hours of 9:00 a.m. and 4:30 p.m. local Ohio time on a Business Day for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Debtor at the address set forth on Exhibit A – Debtor’s Information and Collateral Locations as its principal place of business, and to the Secured Party at the address set forth in accordance with Section 12.1 of the Loan Agreement.

9.2               Change in Address for Notices. Each of the Debtor and the Secured Party may change the address for service of notice upon it by a notice in writing to the other parties. Such notice shall be effective two (2) Business Days following actual receipt by the addressee.

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IN WITNESS WHEREOF, the Debtor has caused to be duly executed this Security Agreement as of the date first above written and the Secured Party has accepted such Security Agreement.

DEBTOR:

PURECYCLE: OHIO LLC,
an Ohio limited liability company

By:	/s/ Michael Otworth
Name: Michael Otworth
Title: Chief Executive Officer

SECURED PARTY:

UMB BANK, N.A., as Trustee,
as Secured Party

By:	/s/ Katie Carlson
Name: Katie Carlson
Title: Vice President